SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 16, 2014 (June 10, 2014)

China Carbon Graphite Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-114564	98-0550699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification no.)

c/o Xinghe Xingyong Carbon Co., Ltd. 787 Xicheng Wai Chengguantown Xinghe County Inner Mongolia, China
(Address of Principal Executive Offices)

(Zip Code)

(+86) 474-7209723
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 10, 2014, the registrant entered into an asset purchase agreement (the “Agreement”) by and among the registrant and its wholly-owned subsidiary, Xinghe Yongle Carbon Co., Ltd. (“Yongle Carbon,” and together with the registrant, the “Sellers”), and Dengyong Jin and Benhua Du (collectively “Purchasers”).  Pursuant to the Agreement, the Purchasers will, following the satisfaction or waiver of applicable conditions to closing, purchase all of the rights and obligations of Yongle Carbon under a series of agreements (the “Contractual Arrangements”).  Through the Contractual Arrangements, Yongle Carbon controls Xinghe Xingyong Carbon Co., Ltd. (“Xingyong Carbon”), which operates the registrant’s graphite raw material and electrode manufacturing business in the People’s Republic of China.  The Purchasers collectively hold 100% of the outstanding equity interests of Xingyong Carbon.  Mr. Jin was also the registrant’s chief executive officer from December 2007 to November 2008.

The purchase price under the Agreement is RMB 10 million, including RMB 3.73 million in cash and the cancellation of the registrant’s repayment obligations of RMB 6.27 million previously advanced by one of the Purchasers to the registrant.  The Agreement contains customary representations, warranties and covenants of the Sellers and the Purchasers.  Subject to certain limitations, the Sellers and the Purchasers have agreed to indemnify each other for breaches of representations, warranties and covenants.  The consummation of the sale is subject to the approval of the registrant’s shareholders.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this report, and incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement by and between the Sellers and the Purchasers, and dated as of June 10, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA CARBON GRAPHITE GROUP, INC.
Date:	June 16, 2014	(Registrant)

		By:	/s/ Donghai Yu
Donghai Yu
Chief Executive Officer

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